Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	April 24, 2008
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES 50% INCREASE IN EPS

ON IMPROVED SALES AND GROSS MARGINS

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, today announced sales of $53.6 million for the first quarter ended March 31, 2008, an increase of 5% over sales of $51.0 million for the first quarter of 2007.

Net income for the first quarter of 2008 improved 45% to $4.3 million, compared to $3.0 million for the first quarter of 2007. Earnings per share for the quarter ended March 31, 2008 increased 50% to $0.15 per share, up from $0.10 per share for the first quarter of 2007.

“It is rewarding to see the results of our efforts and the continued improvement of the fundamental indicators of our business,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.

For the first quarter of 2008, compared to the first quarter of 2007, catheter sales increased 11%; inflation device sales rose 7%; stand-alone device sales grew 6%; and custom kit and tray sales remained essentially flat.

Gross margins for the first quarter of 2008 were 40.3% of sales, compared to 37.0% of sales for the first quarter of 2007, an increase of 330 basis points. This significant improvement in gross margins demonstrates the results of increased productivity coming from an 18% reduction in manufacturing headcount and cost savings initiatives.

Selling, general and administrative expenses for the first quarter of 2008 were 24.4% of sales, compared to 23.5% of sales for the first quarter of 2007. Research and development costs during the first quarter of 2008 were 3.6% of sales compared to 4.6% of sales for the first quarter of 2007.

Income from operations for the quarter ended March 31, 2008 was $6.6 million, compared to $4.5 million for the first quarter of 2007.

Merit’s effective tax rate for the first quarter of 2008 was 36.0%, compared with 35.0% for the comparable period of 2007.

Merit’s cash position was $23.8 million on March 31, 2008, compared with $17.6 million on December 31, 2007.

CONFERENCE CALL

Merit Medical invites all interested parties to participate in its conference call today, April 24, 2008, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is 866-250-2351, and the international number is 303-205-0044. A live webcast as well as a rebroadcast of the conference call can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

INCOME STATEMENT

(Unaudited, in thousands except per share data)

	Three Months Ended
	March 31,
	2008	2007

SALES	$53,553	$51,030

COST OF SALES	31,961	32,172

GROSS PROFIT	21,592	18,858

OPERATING EXPENSES
Selling, general and administrative	13,072	12,015
Research and development	1,916	2,364
Total	14,988	14,379

INCOME FROM OPERATIONS	6,604	4,479

OTHER INCOME (EXPENSE)
Interest income	150	89
Other income (expense)	(5)	(1)
Total Other Income - net	145	88

INCOME BEFORE INCOME TAXES	6,749	4,567

INCOME TAX EXPENSE	2,432	1,598

NET INCOME	$4,317	$2,969

EARNINGS PER COMMON SHARE-
Basic	$0.16	$0.11

Diluted	$0.15	$0.10

AVERAGE COMMON SHARES-
Basic	27,495,314	27,652,971

Diluted	28,301,487	28,616,595

BALANCE SHEET

(Unaudited in thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$23,757	$17,574
Trade receivables, net	25,391	26,619
Employee receivables	161	144
Other receivables	929	1,140
Inventories	34,643	34,106
Prepaid expenses and other assets	1,072	1,297
Deferred income tax assets	2,087	811
Income tax refunds receivable	417	297
Total Current Assets	88,457	81,988

Property and equipment, net	100,735	99,696
Other intangibles, net	6,610	6,163
Goodwill	11,632	9,527
Other assets	2,911	2,964
Deferred income tax assets	336	4
Deposits	78	78
Total Assets	$210,759	$200,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	11,246	10,275
Other payables	1,500
Accrued expenses	9,821	9,492
Advances from employees	261	267
Liabilities related to unrecognized tax positions		1,023
Income taxes payable	2,597	737
Total Current Liabilities	25,425	21,794

Deferred income tax liabilities	6,533	6,082
Liabilities related to unrecognized tax positions	2,588	2,588
Deferred compensation payable	3,048	3,063
Deferred credits	2,078	2,105
Other long-term obligation	389	420
Total Liabilities	40,061	36,052

Stockholders’ Equity
Common stock	54,301	52,477
Retained earnings	116,264	111,947
Accumulated other comprehensive loss	133	(56)
Total stockholders’ equity	170,698	164,368

Total Liabilities and Stockholders’ Equity	$210,759	$200,420

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 90 individuals. Merit employs approximately 1,570 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2007. Such risks and uncertainties include infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties;  termination or interruption of relationships with suppliers, or failure of suppliers to perform; product recalls and product liability claims; inability to successfully manage growth, particularly through acquisitions; failure to comply with governing regulations; changes in health care markets related to health care reform initiatives; delays in obtaining regulatory approvals, or the failure to maintain such approvals; concentration of Merit’s sales among a few products, procedures and/or customers; development of new products and technology that could render Merit’s products obsolete, market acceptance of new products, introduction of products in a timely fashion, price and product competition, availability of labor and materials, cost increases, and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; dependency upon key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement; and other factors referred to in Merit’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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